Exhibit 10.7

CARMAX, INC.
NOTICE OF PERFORMANCE STOCK UNIT GRANT

August 31, 2016

THOMAS FOLLIARD JR
2878 OAK POINT LANE
RICHMOND, VA 23233

Dear THOMAS FOLLIARD JR:

This letter serves as an amendment and restatement of that certain Notice of Performance Stock Unit Grant dated April 15, 2015, whereby the Compensation and Personnel Committee (the “Committee”) of the Board of Directors of CarMax, Inc. (the “Company”) exercised its authority pursuant to the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (the “Plan”) and granted you Performance Stock Units of the Company (the “Performance Stock Units”) as set forth herein.

The Performance Stock Units are a form of Restricted Stock Units that have been designated as Performance Compensation Awards under the Plan and are subject to the provisions of the Plan.  The Committee administers the Plan.  The terms of the Plan are incorporated into this Notice of Performance Stock Unit Grant (the “Notice of Grant”) and in the case of any conflict between the Plan and this Notice of Grant, the terms of the Plan shall control.  All capitalized terms not defined herein shall have the meaning given to them in the Plan.  Please refer to the Plan for certain conditions not set forth in this Notice of Grant.  Additionally, a copy of a Prospectus for the Plan, which describes material terms of the Plan, can be found on The CarMax Way.  Copies of the Prospectus, the Plan and the Company’s annual report to shareholders on Form 10-K for fiscal year 2015 are available from the Company’s corporate secretary at (804) 747-0422.

For purposes of this Notice of Grant, the term “Performance Period” shall mean the period commencing on March 1, 2015 and ending on February 28, 2018.

Number of Performance Stock Units:     24,111

A.	Vesting

Except as otherwise provided in this Notice of Grant, all of the Performance Stock Units will vest and become nonforfeitable, if at all, on April 15, 2018 (the “Vesting Date”), subject to the Performance Goal set forth in Exhibit 1.

No Performance Stock Units may vest after the Vesting Date and all unvested Performance Stock Units on the Vesting Date will terminate and be completely forfeited.

To the extent that you do not vest in any Performance Stock Units, all interest in such units and the related shares of Company Stock shall be forfeited. You shall have no right or interest in any Performance Stock Unit or related share of Company Stock that is forfeited. Prior to payment, the Performance Stock Units are not transferable by you by means of sale, assignment, exchange, pledge or otherwise.

B.	Additional Vesting and Forfeiture Provisions

1.
Death or Disability. If you die or become Disabled prior to the Vesting Date, all Performance Stock Units will become immediately vested and nonforfeitable, effective as of the date of your death or Disability.

2.
Termination For Cause. Upon termination of your employment with the Company or one of its Subsidiaries for Cause, and notwithstanding anything in Section B to the contrary, your Performance Stock Units will immediately and automatically without any action on the part of you or the Company, be forfeited, effective as of the date of your termination. For purposes of this Notice of Grant, “Cause” shall mean the following: (a) if you have an effective severance or employment agreement with the Company or one of its Subsidiaries with a definition of “Cause,” then “Cause” shall have the meaning set forth in your employment or severance agreement; or (b) if you do not have an effective severance or employment agreement with the Company or one of its Subsidiaries with a definition of “Cause,” then “Cause” shall mean that the Company or one of its Subsidiaries has any reason to believe any of the following: (i) you have committed fraud, misappropriation of funds or property, embezzlement or other similar acts of dishonesty; (ii) you have been convicted of a felony or other crime involving moral turpitude (or pled nolo contendere thereto); (iii) you have used, possessed or distributed any illegal drug; (iv) you have committed any misconduct that may subject the Company or one of its Subsidiaries to criminal or civil liability; (v) you have breached your duty of loyalty to the Company or one of its Subsidiaries, including, without limitation, the misappropriation of any of the Company’s or its Subsidiaries’ corporate opportunities; (vi) you have committed a serious violation or violations of any Company policy or procedure; (vii) you refuse to follow the lawful instructions of any Company management; (viii) you have committed any material misrepresentation in the employment application process; (ix) you have committed deliberate actions, including neglect or failure to perform the job, which are contrary to the best interest of the Company or one of its Subsidiaries; or (x) you have continually failed to perform substantially your duties with the Company or one of its Subsidiaries.

C.	Payment

1.
Payment Schedule. Payment for your vested Performance Stock Units shall be made in the number of shares of Company Stock, if any, determined in accordance with Exhibit 1, following the earliest to occur of the following events (the “Payment Date”): (a) the Vesting Date, (b) the date of your death, or (c) the date you become Disabled. Such payment shall be made within 60 days following the Payment Date.

2.
Expiration upon Payment. Upon each issuance or transfer of shares of Company Stock in accordance with this Notice of Grant, the portion of the Performance Stock Units attributable to such issuance or transfer shall be extinguished and such number of Performance Stock Units will not be considered to be held by you for any purpose.

D.	No Shareholder Rights

The Performance Stock Units shall not represent an equity security of the Company and shall not carry any voting or dividend rights. However, you will have the right to receive payments equivalent to dividends as set forth below. You are an unsecured general creditor of the Company with respect to any payment relating to vested Performance Stock Units.

E.	Dividend Equivalent Rights

You shall accumulate dividend equivalent rights on each Performance Stock Unit in an amount equal to the dividends paid, if any, with respect to a share of Company Stock on each date that a dividend is paid on the Company Stock from the Grant Date to the Payment Date.  The dividend equivalent rights shall be converted into additional Performance Stock Units based on the Fair Market Value of a share of Company Stock on the date the dividend is paid and shall accumulate and be paid in additional shares of Company Stock if and when the payment for the corresponding Performance Stock Unit is made.  Such additional Performance Stock Units shall be subject to the same Performance Goal and forfeiture restrictions as apply to the Performance Stock Unit to which they relate and shall be converted into shares of Company Stock using the same Performance Formula set forth in Exhibit 1, as applicable.

F.	Tax Withholding

The Company or its Subsidiary may withhold from your Performance Stock Units or payments under Section C the amount of taxes required by any federal, state, or local government to be withheld or otherwise deducted and paid with respect to the vesting and payment of your Performance Stock Units (“Tax Withholdings”), including without limitation, the Federal Insurance Contributions Act (“FICA”) tax imposed and the income tax withholding related to such FICA amounts. At its discretion, the Company or its Subsidiary may require you to pay any Tax Withholdings and withhold any payments, in whole or in part, until the Company or its Subsidiary is so paid.  The Company or its Subsidiary shall also have the unrestricted right to withhold from any other cash amounts due (or to become due) from the Company or its Subsidiary to you, including from your wages or commissions, an amount equal to any Tax Withholdings. The Company or its Subsidiary shall report the payment of any Tax Withholdings and other related information to the appropriate governmental agencies as required under applicable laws.

G.	Change of Capital Structure

If the number of outstanding shares of the Company Stock is increased or decreased as a result of a stock dividend, stock split, subdivision or consolidation of shares, or other similar change in capitalization, the number of Performance Stock Units will automatically be adjusted, as provided in the Plan and as the Committee shall determine to be equitably required so as to preserve the value of the Performance Stock Units that existed immediately before the change; provided, however, that the Company will not be required to issue any fractional shares as a result of such adjustment.

H.	Miscellaneous

The grant of these Performance Stock Units does not obligate the Company or any of its Subsidiaries to continue your employment.  If there is any litigation involving the Performance Stock Units, each party will bear its own expenses, including all legal fees, except that in the event of an action brought by you under this Notice of Grant following a Change of Control, then insofar as such action is not deemed to be frivolous by the arbitrator or court, the Company shall bear all expenses related to the arbitration or litigation, including all legal fees incurred by you.  The Committee shall have the authority to interpret and administer this Notice of Grant.

I.	409A Compliance

The Performance Stock Units are intended to comply with Code section 409A and official guidance issued thereunder. Notwithstanding anything herein to the contrary, this Notice of Grant shall be interpreted, operated and administered in a manner consistent with this intention.

J.	Acceptance

By accepting this grant on-line, this Notice of Grant, together with the Plan, will become the entire agreement between you and the Company with respect to the subject matter hereof, and will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to conflict of law provisions in any jurisdiction. This Notice of Grant supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters. By accepting this grant online, you agree that you are in compliance with, and will abide by, the Company’s “Policy Against Insider Trading” which can be found on The CarMax Way. You also agree not to sell Company Stock at a time when other applicable laws prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of the Company or one of its Subsidiaries.

Sincerely,

/s/ Thomas W. Reedy

Thomas W. Reedy
Executive Vice President and Chief Financial Officer